EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Registration Statement No. 333-111806 on Form S-3D, and in Registration Statement Nos. 33-61093, 333-34433, 333-34435, 333-76138, 333-76140, and 333-132738 on Form S-8, and in Post-Effective Amendment No. 1 to Registration Statement No. 333-76140 on Form S-8 of our report dated June 15, 2009 relating to the Piedmont Natural Gas Company, Inc. 401(k) Plan, formerly known as the Piedmont Natural Gas Company, Inc. Payroll Investment Plan and as successor to the Piedmont Natural Gas Company, Inc. Salary Investment Plan appearing in this Annual Report on Form 11-K of Piedmont Natural Gas Company, Inc. for the year ended December 31, 2008.
/s/ McGladrey & Pullen, LLP
Charlotte, North Carolina
June 15, 2009